Seasons Series Trust
			Multi Managed Income
			Wellington Management Company, LLP
			Y/E 31 March 2008



					Securities Purchased


Name of Issuer  			Goldman Sachs

Title of Security			Goldman Sachs Group Inc

Date of First Offering			10/11/07

Amount of Total Offering		2,000,000,000

Unit Price				$99.867

Underwriting Spread or Commission	$0.00

Dollar Amount of Purchases		$ 99,867

Number of Shares Purchased		$100,000

Years of Continuous Operation		3+

Percentage of Offering Purchased
by Portfolio				0.005%

Percentage of Offering Purchased by
other Portfolios of the Trust and
other Investment Companies advised
by the Adviser or any Subadviser	1.60%

Sum of (18) and (19)			1.60%

Percentage of Portfolio Assets		0.09%
Applied to Purchase

Name(s) of Underwriter(s) or
Dealer(s) from whom Purchased		Goldman, Sachs & Co.


Name of Underwriters			Goldman, Sachs & Co.
(See prospectus attached)		Bank of New York Capital Markets
					Blaylock & Co.
					BNP Paribas Securities Corp.
					CastleOak Securities L.P.
					Citigroup Global Markets, Inc.
					Daiwa Securities
					SMBC Europe, Ltd.
					Guzman & Co.
					HSBC Securities
					Hypovereinsbank
					JP Morgan Services, Inc.
					Mitsubishi UFJ Securities International
					Morgan Keegan & Co.
					Ramirez & Co., Inc.
					RBC Capital Markets
					SunTrust Robinson Humphrey
					Wachovia Capital Markets
					Wells Fargo Securities